                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C. 20549

                                 SCHEDULE 13G

            Information to be Included in Statements Filed Pursuant
         to Rules 13d-1(b), (c), and (d) and Amendments Thereto Filed
                             Pursuant to 13d-2(b)

                              (Amendment No.  )*


                        WORLDPORT COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                   Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   98155J105
                        ------------------------------
                                 (CUSIP Number)


                                  May 1, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

--------------------                                     ---------------------
 CUSIP No. 98155J105                 13G                  Page 2 of 17 Pages
--------------------                                     ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        J O Hambro Capital Management (Holdings) Limited
        No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.
                                                              (a) [_]
                                                              (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

           England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY                   1,550,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                1,550,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                     1,550,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

                     5.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.

                     HC, CO
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     ---------------------
 CUSIP No. 98155J105                 13G                  Page 3 of 17 Pages
--------------------                                     ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        J O Hambro Capital Management Limited
        No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.
                                                              (a) [_]
                                                              (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

           England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY                   1,550,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                1,550,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                     1,550,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

                     5.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.

                     IA, CO
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     ---------------------
 CUSIP No. 98155J105                 13G                  Page 4 of 17 Pages
--------------------                                     ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        American Opportunity Trust plc
        No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.
                                                              (a) [_]
                                                              (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

           England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY                   500,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                500,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                     500,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

                     1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.

                     IV, CO
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     ---------------------
 CUSIP No. 98155J105                 13G                  Page 5 of 17 Pages
--------------------                                     ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        Christopher Harwood Bernard Mills
        No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.
                                                              (a) [_]
                                                              (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

           England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY                   1,550,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                1,550,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                     1,550,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

                     5.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.

                     IN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     ---------------------
 CUSIP No. 98155J105                 13G                  Page 6 of 17 Pages
--------------------                                     ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        Oryx International Growth Fund Limited
        No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.
                                                              (a) [_]
                                                              (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

           Guernsey (Channel Islands)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY                   350,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                350,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                     350,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

                     1.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.

                     IV, CO
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     ---------------------
 CUSIP No. 98155J105                 13G                  Page 7 of 17 Pages
--------------------                                     ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        Consulta (Channel Islands) Limited
        No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.
                                                              (a) [_]
                                                              (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

           Guernsey (Channel Islands)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY                   350,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                350,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                     350,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

                     1.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.

                     IA, CO
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     ---------------------
 CUSIP No. 98155J105                 13G                  Page 8 of 17 Pages
--------------------                                     ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        Trident North Atlantic Fund
        No I.R.S. Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.
                                                              (a) [_]
                                                              (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

           Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY                   200,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                   0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                200,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                     200,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

                     0.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.

                     IV, CO
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                           STATEMENT ON SCHEDULE 13G
                           -------------------------

Item 1(a).     Name of Issuer:
               --------------

      Worldport Communications, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

      1825 Barrett Lakes Blvd., Suite 100, Kennesaw, Georgia 30144.

Item 2(a).     Name of Person Filing:
               ---------------------

      This Statement is filed on behalf of the following seven persons, who are collectively referred to as the "Filing Parties":

1. J O Hambro Capital Management (Holdings) Limited ("Holdings") is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. Holdings functions as the ultimate holding company for J O Hambro Capital Management.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and American Opportunity Trust and as investment adviser to Oryx and investment manager to certain private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is 10 Park Place, London SW1A 1LP England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT and American Opportunity Trust.

4. American Opportunity Trust plc ("American Opportunity Trust"), formerly named Leveraged Opportunity Trust plc, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. American Opportunity Trust is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to American Opportunity Trust.

5. Oryx International Growth Fund Limited ("Oryx") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Oryx is a closed-end investment company. J O Hambro Capital Management serves as investment adviser to Oryx and Consulta serves as investment manager to Oryx.

6. Consulta (Channel Islands) Limited ("Consulta") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's

      Avenue, St. Peter Port, Guernsey. Consulta is principally engaged in the business of investment management and advising and serving as investment manager to Oryx.

7. The Trident North Atlantic Fund ("Trident North Atlantic") is an open-ended investment Company incorporated in the Cayman Islands with its principal office and business at P.O. Box 309 Ugland House, George Town, Grand Cayman, Cayman Islands. Trident is a publicly-held regulated Mutual Fund. Christopher Harwood Bernard Mills serves as a director of Trident and J O Hambro Capital Management serves as an investment adviser to Trident.

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------

      The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, 10 Park Place, London SW1A 1LP England.

Item 2(c).  Citizenship:
            -----------

      England

Item 2(d).  Title of Class of Securities:
            ----------------------------

      Common Stock, par value $0.0001 per share.

Item 2(e).  CUSIP Number:
            ------------

      98155J105

Item 3.     If the statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
            -----------------------------------------------------------------
            check whether the person filing is a:
            ------------------------------------

      Not Applicable.

Item 4.     Ownership:
            ---------

      The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties as of May 1, 2000 are as follows:


                                                              Number of     Number of
                                              Number of        Shares:     Shares: Sole
                               Aggregate     Shares: Sole      Shared       or Shared
      Filing                   Number of      Power to        Power to       Power to       Approximate
      Party                     Shares:        Vote             Vote          Dispose       Percentage*
------------------             ----------   --------------   -----------   -------------   --------------
Holdings                        1,550,000                0     1,550,000       1,550,000              5.4%

J O Hambro Capital              1,550,000                0     1,550,000       1,550,000              5.4%
 Management

Christopher H.B. Mills          1,550,000                0     1,550,000       1,550,000              5.4%
                               --------------------------------------------------------------------------

                                                              Number of     Number of
                                              Number of        Shares:     Shares: Sole
                               Aggregate     Shares: Sole      Shared       or Shared
      Filing                   Number of      Power to        Power to       Power to       Approximate
      Party                     Shares:        Vote             Vote          Dispose       Percentage*
------------------             ----------   --------------   -----------   -------------   --------------

American Opportunity              500,000                0       500,000         500,000              1.7%
Trust

Oryx                              350,000                0       350,000         350,000              1.2%

Consulta                          350,000                0       350,000         350,000              1.2%

Trident North Atlantic            200,000                0       200,000         200,000              0.7%
---------------------------------------------------------------------------------------------------------

     * Based on 28,797,355 shares of Common Stock, par value $0.0001 per share, outstanding as of May 8, 2000, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000.

Item 5.   Ownership of Five Percent or Less of a Class:
          --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

     As co-investment advisers to American Opportunity Trust, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of January 7, 1993 between American Opportunity Trust and J O Hambro Capital Management.

     As investment manager for Oryx, Consulta has the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between Oryx and Consulta. As investment adviser to Oryx, J O Hambro Capital Management has the right to transfer the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between J O Hambro Capital Management and Consulta.

     As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          --------------------------------------------------------

     Not Applicable.

Item 8.   Identification and Classification of Members of the Group:
          ---------------------------------------------------------

     See Item 2(a).

Item 9.   Notice of Dissolution of Group:
          ------------------------------

     Not Applicable.

Item 10.  Certification:
          -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 26, 2000          J O HAMBRO CAPITAL MANAGEMENT LIMITED


                              By:  /s/ R. G. Barrett
                                   -----------------------
                              Name:  R. G. Barrett
                              Title: Director

                              Executed on behalf of the parties hereto pursuant to the Joint Filing Agreement previously filed.

                                   EXHIBITS

     The following documents are filed herewith:

     (a) Joint Filing Agreement dated as of May 26, 2000 among Holdings, J O Hambro Capital Management, American Opportunity Trust, Christopher Harwood Bernard Mills, Oryx, Consulta and Trident North Atlantic.

                            JOINT FILING AGREEMENT

                            JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated May 26, 2000 with respect to the shares of Common Stock, $0.0001 par value, of Worldport Communications, Inc. and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.



Date:  May 26, 2000           J O HAMBRO CAPITAL MANAGEMENT LIMITED


                                   /s/ R. G. Barrett
                                   --------------------------
                                   Name:  R. G. Barrett
                                   Title: Director



Date:  May 26, 2000           J O HAMBRO & CAPITAL MANAGEMENT
                                   (HOLDINGS) LIMITED


                                   /s/ R. G. Barrett
                                   --------------------------
                                   Name:  R. G. Barrett
                                   Title: Director



Date:  May 26, 2000           AMERICAN OPPORTUNITY TRUST PLC

                                   By:  J O Hambro Capital Management Limited,
                                              Its investment advisor

                                   /s/ R. G. Barrett
                                   --------------------------
                                   Name:  R. G. Barrett
                                   Title: Director



Date:  May 26, 2000           CHRISTOPHER H. B. MILLS


                                   /s/ C. H. B. Mills
                                   --------------------------

Date:  May 26, 2000           ORYX INTERNATIONAL GROWTH FUND
                                   LIMITED

                                   By:  J O Hambro Capital Management Limited,
                                              Its investment advisor


                                   By:/s/ R. G. Barrett
                                      -----------------------
                                   Name:  R. G. Barrett
                                   Title: Director



Date:  May 26, 2000                CONSULTA (CHANNEL ISLANDS) LTD


                                   By:/s/ Barry Carroll
                                      -----------------------
                                   Name:  Barry Carroll
                                   Title: Director



Date:  May 26, 2000                THE TRIDENT NORTH ATLANTIC FUND

                                   By:  J O Hambro Capital Management Limited,
                                              Its investment advisor


                                   /s/ R. G. Barrett
                                   --------------------------
                                   Name:  R. G. Barrett
                                   Title: Director